Exhibit 99.1

303 International Circle P: 410.427.1700 Suite 200 F: 410.427.8800 Hunt Valley, MD 21030

PRESS RELEASE – FOR IMMEDIATE RELEASE

OMEGA REPORTS FIRST QUARTER 2021 RESULTS AND RECENT DEVELOPMENTS

Completed $611 Million in New Investments in Q1

Issued $700 Million 3.250% Notes due 2033 in Q1

Repurchased $350 Million of 4.375% Notes due 2023 in Q1

Closed New $1.45 Billion Unsecured Credit Facility in Q2

HUNT VALLEY, MARYLAND – May 3, 2021 – Omega Healthcare Investors, Inc. (NYSE: OHI) (the “Company” or “Omega”) announced today its results for the quarter ended March 31, 2021.  The Company reported net income for the quarter of $164.4 million or $0.69 per common share. The Company also reported Nareit Funds From Operations (“Nareit FFO”) for the quarter of $170.2 million or $0.71 per common share, Adjusted Funds From Operations (“AFFO” or “Adjusted FFO”) of $203.8 million or $0.85 per common share, and Funds Available for Distribution (“FAD”) of $193.2 million.

Nareit FFO, AFFO and FAD are supplemental non-GAAP financial measures that the Company believes are useful in evaluating the performance of real estate investment trusts.  For more information regarding these non-GAAP measures, see the “Funds From Operations” on the Company’s website at www.omegahealthcare.com.

CEO COMMENTS

Taylor Pickett, Omega’s Chief Executive Officer, stated, “We are pleased with our start to 2021, closing on nearly $600 million of acquisitions and reporting strong quarterly AFFO and FAD, as well as continued excellent rent collections.  Furthermore, we were able to take advantage of robust capital markets to issue both debt and equity, enabling us to extend our debt maturities, fund acquisitions, and enhance our balance sheet.  In addition, we are excited to announce that Maplewood’s flagship property, Inspīr Carnegie Hill in Manhattan, opened its doors to its first residents in March.”

Mr. Pickett continued, “The ongoing diligence of our operators, augmented by the continued roll-out of the vaccine, has led to a decline in COVID cases reported at our facilities of over 90% from the height of the pandemic.  As a result, we started to see a modest improvement in occupancy in February and March.  Nevertheless, with occupancy still well below pre-COVID levels and with Medicare mix moderating, many operators continue to be reliant on government financial support.  Throughout this crisis, the efforts of both federal and state governments have highlighted their understanding of the vital role skilled nursing and assisted living facilities play within the healthcare continuum.  We are hopeful that this support will continue to be provided as the industry remains focused on protecting its frail and vulnerable residents.”

Mr. Pickett concluded, “We would once again like to highlight the remarkable efforts of our operators and their heroic employees, who risk their own health and that of their families to bravely protect and care for their residents, and we thank them wholeheartedly for their endeavors.”

2021 RECENT DEVELOPMENTS AND FIRST QUARTER HIGHLIGHTS

In Q2 2021, the Company…

●	collected over 99% of contractual rent and mortgage payments for the month of April.
●	closed a new $1.45 billion unsecured credit facility.
●	closed a new $50 million term loan to an Omega operating partnership subsidiary.
●	declared a $0.67 per share quarterly cash dividend on common stock.

In Q1 2021, the Company…

●	collected over 99% of contractual rent and mortgage payments.
●	issued $700 million aggregate principal amount of 3.250% Senior Notes due 2033.
●	repurchased $350 million aggregate principal amount of 4.375% Senior Notes due 2023.
●	completed $595 million of new acquisitions.
●	sold 24 facilities for $188 million in cash proceeds, generating a $100 million gain.
●	invested $17 million in capital renovation and construction-in-progress projects.
●	paid a $0.67 per share quarterly cash dividend on common stock.
●	was included in the 2021 Bloomberg Gender-Equality Index.

NET INCOME

The Company reported net income of $164.4 million, or $0.69 per common share, on revenues of $273.8 million for the quarter ended March 31, 2021.  This compares to net income of $92.3 million, or $0.39 per common share, on revenues of $253.0 million, for the same period in 2020.  The year-over-year increase in net income was primarily due to (i) a $98.5 million increase in gain on the sale of assets, (ii) $20.7 million in revenue from incremental new investments completed and (iii) a $10.3 million increase in income from unconsolidated joint ventures. The increase in net income was partially offset by (i) a $29.7 million increase in loss on early extinguishment of debt, (ii) $24.5 million of incremental impairments on real estate properties and direct financing leases, and (iii) a $3.0 million increase in interest expense.

FISRT QUARTER 2021 RESULTS

Revenues – Revenues for the quarter ended March 31, 2021 totaled $273.8 million, which included $12.1 million of non-cash revenue, $5.0 million of non-recurring revenue, $2.9 million of real estate tax and ground rents, and a $2.7 million write-off of non-cash straight-line revenue.

Expenses – Expenses for the quarter ended March 31, 2021 totaled $191.2 million, consisting of $84.8 million of depreciation and amortization expense, $55.8 million of interest expense, $28.7 million of impairment on real estate properties, $10.4 million of general and administrative (“G&A”) expense, $5.4 million of stock-based compensation expense, $3.1 million of real estate tax and ground lease expense, $2.8 million of amortized deferred financing costs, $1.8 million of acquisition, merger and transition related costs offset by a $1.0 million recovery for estimated current expected credit losses (“CECL”) and a $0.6 million recovery on direct financing leases.

Other Income and Expense – Other income and expense for the quarter ended March 31, 2021 totaled $70.9 million, which included $100.3 million of gain on assets sold offset by $29.7 million in charges related to the early extinguishment of debt obligations.

Funds From Operations – Nareit FFO for the quarter ended March 31, 2021 was $170.2 million, or $0.71 per common share, on 240 million weighted-average common shares outstanding, compared to $181.0 million, or $0.77 per common share, on 235 million weighted-average common shares outstanding, for the same period in 2020.

The $170.2 million of Nareit FFO includes $29.7 million in loss on early extinguishment of debt, $5.4 million of non-cash stock-based compensation expense, a $2.7 million write-off of non-cash straight-line revenue, and $1.8 million of acquisition, merger and transition related costs offset by $5.0 million of non-recurring revenue, a $1.0 million recovery for credit losses and a $0.6 million recovery on direct financing leases.

The $181.0 million of Nareit FFO for the quarter ended March 31, 2020 includes $4.6 million of non-cash stock-based compensation expense and a $1.5 million provision for CECL offset by $0.7 million of one-time revenue and a $0.2 million adjustment for merger related costs.

Adjusted FFO was $203.8 million, or $0.85 per common share, for the quarter ended March 31, 2021, compared to $186.2 million, or $0.79 per common share, for the same quarter in 2020. For further information, see the “Funds From Operations” schedule below and on the Company’s website.

FINANCING ACTIVITIES

Equity Shelf Program and Dividend Reinvestment and Common Stock Purchase Plan – During the quarter ended March 31, 2021, the Company sold 2.0 million shares of its common stock, generating $76.8 million of gross proceeds, under its Equity Shelf Program and its Dividend Reinvestment and Common Stock Purchase Plan:

	Equity Shelf	Dividend
	(At-the-	Reinvestment and
	Market)	Common Stock
(in thousands, except price per share)	Program	Purchase Plan
	Q1 2021

Number of shares	1,617	416
Average price per share	$37.95	$37.23
Gross proceeds	$61,355	$15,491

$700 Million Senior Notes – On March 10, 2021, the Company issued $700 million aggregate principal amount of its 3.250% Senior Notes due 2033.  The notes were sold at a public offering price of 99.304% of their face value before the underwriters’ discount.  The Company’s net proceeds from the offering were used to repay $350 million 4.375% Senior Notes due 2023 and partially repay borrowings under the Company’s then outstanding revolving credit facility and term loans.

Repurchase of $350 Million Senior Notes due 2023 – On March 18, 2021, the Company repurchased and retired $350 million aggregate principal amount of its 4.375% Senior Notes due 2023 pursuant to a cash tender offer.  As a result of the notes retirement, the Company recorded approximately $30 million in early extinguishment of debt charges.

$1.45 Billion Credit Facility – On April 30, 2021, the Company closed a new four-year $1.45 billion senior unsecured credit facility (“Credit Facility”).  The Credit Facility replaced a $1.25 billion senior unsecured credit facility that was scheduled to mature on May 25, 2021.

$50 Million OP Term Loan Facility – On April 30, 2021, the Company closed a new four-year $50 million senior unsecured term loan facility (“OP Term Loan Facility”) to its operating partnership subsidiary.  The OP Term Loan Facility replaced a $50 million senior unsecured term loan facility that was scheduled to mature on May 25, 2022.

2021 FIRST QUARTER PORTFOLIO AND RECENT ACTIVITY

Q1 2021 Portfolio Activity:

$611 Million of New Investments – In the first quarter of 2021, the Company completed approximately $594.5 million of acquisitions and $16.8 million in capital renovations and new construction projects consisting of the following:

$511 Million Acquisition – On January 20, 2021, the Company acquired 24 senior living facilities from Healthpeak Properties, Inc. (NYSE: PEAK) for $511.3 million including closing costs. The acquisition included the assumption of an in-place master lease with Brookdale Senior Living (NYSE: BKD).  The master lease provides for 2021 contractual rent of $43.5 million with a 2.4% annual escalator and includes 24 facilities representing 2,552 operating units located in Arizona (1), California (1), Florida (1), Illinois (1), New Jersey (1), Oregon (6), Pennsylvania (1), Tennessee (1), Texas (6), Virginia (1), and Washington (4).

$83 Million Acquisition – On February 25, 2021, the Company acquired six skilled nursing facilities (“SNFs”) located in Florida from an unrelated third party for approximately $83.1 million. The six facilities with 716 beds were added to an existing operator’s master lease with an initial annual cash yield of 9.25% with 2.25% annual escalators.

$17 Million of Capital Investments – In the first quarter of 2021, the Company invested $16.8 million under its capital renovation and construction-in-progress programs.

Asset Sales and Impairments:

$188 Million in Asset Sales – In the first quarter of 2021, the Company sold 24 facilities for $188.3 million in cash, recognizing a gain of approximately $100.3 million.  Twenty-one of these assets were previously classified as held for sale.

Impairments and Assets Held for Sale – During the first quarter of 2021, the Company recorded a net impairment charge of $28.7 million to reduce the net book value of four properties to their estimated fair values or expected selling prices.

As of March 31, 2021, the Company had six properties classified as assets held for sale, totaling approximately $7.9 million.

BALANCE SHEET AND LIQUIDITY

As of March 31, 2021, the Company had $5.5 billion of outstanding indebtedness with a weighted-average annual interest rate of 4.26%.  The Company’s indebtedness consisted of an aggregate principal amount of $4.9 billion of senior unsecured notes, a $50.0 million unsecured term loan, $367.7 million of secured debt and $135.0 million of borrowings outstanding under its unsecured revolving credit facility.  As of March 31, 2021, total cash and cash equivalents were $51.4 million and the Company had $1.1 billion of undrawn capacity on its unsecured credit facility revolver.

CFO COMMENTS

Bob Stephenson, Omega’s Chief Financial Officer, commented, “In 2021, we continued to improve our balance sheet with a $700 million senior unsecured notes offering in March and a new $1.45 billion unsecured credit facility in April.  With the proceeds from our notes offering, we were able to repay approximately $661 million of combined fixed and variable rate debt maturing in the next two years with 12-year fixed-rate paper. The 3.25% coupon was the lowest coupon ever issued by Omega.”

Mr. Stephenson continued, “We are extremely pleased to have no senior unsecured notes maturing until 2023 and a new unsecured credit facility maturing in 2025.  Our new credit facility is substantially undrawn, providing Omega with nearly $1.3 billion of available borrowing capacity.  Our weighted-average debt maturity improved to 8.4 years and our weighted-average cost of debt improved to 4.12%.”

DIVIDENDS

On April 22, 2021, the Board of Directors declared a quarterly cash dividend of $0.67 per share, to be paid May 17, 2021 to common stockholders of record as of the close of business on May 3, 2021.

ESG

As previously reported, on January 27, 2021, Omega was named one of 380 companies across 11 sectors included in the 2021 Bloomberg Gender-Equality Index (“GEI”).  The GEI brings transparency to gender-related practices and policies at publicly listed companies, increasing the breadth of environmental, social, and governance (“ESG”) data available to investors. The GEI scoring methodology allows investors to assess company performance and compare across industry peer groups. The reference index measures gender equality across five pillars: female leadership and talent pipeline, equal pay and gender pay parity, inclusive culture, sexual harassment policies, and pro-women brand.

CONFERENCE CALL

The Company will be conducting a conference call on Tuesday, May 4, 2021 at 10 a.m. Eastern time to review the Company’s 2021 first quarter results and current developments.  Analysts and investors within the United States interested in participating are invited to call (877) 511-2891.  The Canadian toll-free dial-in number is (855) 669-9657.  All other international participants may use the dial-in number (412) 902-4140.  Ask the operator to be connected to the “Omega Healthcare’s First Quarter 2021 Earnings Call.”

To listen to the conference call via webcast, log on to www.omegahealthcare.com and click the “Omega Healthcare Investors, Inc. 1Q Earnings Call” hyper link under “Upcoming Events” in the Investor Relations section on Omega’s website homepage.  Webcast replays of the call will be available on Omega’s website for approximately two weeks following the call.  Additionally, a copy of the earnings release will be available in the “Featured Documents” and “Press Releases” sections of Omega’s website.

* * * * * *

Omega is a real estate investment trust that invests in the long-term healthcare industry, primarily in skilled nursing and assisted living facilities.  Its portfolio of assets is operated by a diverse group of healthcare companies, predominantly in a triple-net lease structure. The assets span all regions within the US, as well as in the UK.

FOR FURTHER INFORMATION, CONTACT

Matthew Gourmand, SVP, Corporate Strategy & Investor Relations

or

Bob Stephenson, CFO at (410) 427-1700

Forward-Looking Statements and Cautionary Language

Novel coronavirus (“COVID-19”) data has been provided by our operators. We caution that we have not independently validated facility virus incidence information, it may be reported on an inconsistent basis by our operators, and we can provide no assurance regarding its accuracy or that there have not been any changes since the time the information was obtained from our operators; we also undertake no duty to update this information.

This press release includes forward-looking statements within the meaning of the federal securities laws. All statements regarding Omega’s or its tenants', operators', borrowers' or managers' expected future financial condition, results of operations, cash flows, funds from operations, dividends and dividend plans, financing opportunities and plans, capital markets transactions, business strategy, budgets, projected costs, operating metrics, capital expenditures, competitive positions, acquisitions, investment opportunities, dispositions, facility transitions, growth opportunities, expected lease income, continued qualification as a real estate investment trust (“REIT”), plans and objectives of management for future operations and statements that include words such as “anticipate,” “if,” “believe,” “plan,” “estimate,” “expect,” “intend,” “may,” “could,” “should,” “will” and other similar expressions are forward-looking statements. These forward-looking statements are inherently uncertain, and actual results may differ from Omega's expectations.

Omega’s actual results may differ materially from those reflected in such forward-looking statements as a result of a variety of factors, including, among other things: (i) uncertainties relating to the business operations of the operators of Omega’s properties, including those relating to reimbursement by third-party payors, regulatory matters and occupancy levels; (ii) the impact of COVID-19 on our business and the business of our operators, including without limitation, the extent and duration of the COVID-19 pandemic, increased costs experienced by operators of SNFs and assisted living facilities (“ALFs”) in connection therewith, the ability of operators to comply with new infection control and vaccine protocols, and the extent to which continued government support may be available to operators to offset such costs and the conditions related thereto; (iii) the ability of any of Omega’s operators in bankruptcy to reject unexpired lease obligations, modify the terms of Omega’s mortgages and impede the ability of Omega to collect unpaid rent or interest during the pendency of a bankruptcy proceeding and retain security deposits for the debtor’s obligations, and other costs and uncertainties associated with operator bankruptcies; (iv) Omega’s ability to re-lease, otherwise transition or sell underperforming assets or assets held for sale on a timely basis and on terms that allow Omega to realize the carrying value of these assets; (v) the availability and cost of capital to us; (vi) changes in Omega’s credit ratings and the ratings of its debt securities; (vii) competition in the financing of healthcare facilities; (viii) competition in the long-term healthcare industry and shifts in the perception of various types of long-term care facilities, including SNFs and ALFs; (ix) additional regulatory and other changes in the healthcare sector; (x) changes in the financial position of our operators; (xi) the effect of economic and market conditions generally, and particularly in the healthcare industry; (xii) changes in interest rates; (xiii) the timing, amount and yield of any additional investments; (xiv) changes in tax laws and regulations affecting REITs; (xv) the potential impact of changes in the SNF and ALF market or local real estate conditions on the Company’s ability to dispose of assets held for sale for the anticipated proceeds or on a timely basis, or to redeploy the proceeds therefrom on favorable terms; (xvi) Omega’s ability to maintain its status as a REIT; (xvii) the effect of other factors affecting our business or the businesses of our operators that are beyond our or their control, including natural disasters, other health crises or pandemics and governmental action, particularly in the healthcare industry, and (xviii) other factors identified in Omega’s filings with the SEC.  Statements regarding future events and developments and Omega’s future performance, as well as management’s expectations, beliefs, plans, estimates or projections relating to the future, are forward looking statements.

We caution you that the foregoing list of important factors may not contain all the material factors that are important to you. Accordingly, readers should not place undue reliance on those statements. All forward-looking statements are based upon information available to us on the date of this release. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

OMEGA HEALTHCARE INVESTORS, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share amounts)

	March 31,	December 31,
	2021	2020
	(Unaudited)
ASSETS
Real estate properties
Real estate investments	$9,261,190	$8,702,154
Less accumulated depreciation	(2,069,822)	(1,996,914)
Real estate investments – net	7,191,368	6,705,240
Investments in direct financing leases – net	10,757	10,764
Mortgage notes receivable – net	890,068	885,313
	8,092,193	7,601,317
Other investments – net	444,719	467,442
Investments in unconsolidated joint ventures	204,646	200,638
Assets held for sale – net	7,922	81,452
Total investments	8,749,480	8,350,849

Cash and cash equivalents	51,376	163,535
Restricted cash	4,522	4,023
Contractual receivables – net	11,428	10,408
Other receivables and lease inducements	236,669	234,666
Goodwill	651,679	651,737
Other assets	117,648	82,231
Total assets	$9,822,802	$9,497,449

LIABILITIES AND EQUITY
Revolving line of credit	$135,000	$101,158
Term loans – net	49,914	186,349
Secured borrowings	367,685	369,524
Senior notes and other unsecured borrowings – net	4,855,286	4,512,221
Accrued expenses and other liabilities	256,338	280,824
Deferred income taxes	10,249	10,766
Total liabilities	5,674,472	5,460,842

Equity:
Preferred stock $1.00 par value authorized – 20,000 shares, issued and outstanding - none	—	—
Common stock $.10 par value authorized – 350,000 shares, issued and outstanding – 233,386 shares as of March 31, 2021 and 231,199 as of December 31, 2020	23,338	23,119
Common stock – additional paid-in capital	6,226,543	6,152,887
Cumulative net earnings	2,754,713	2,594,735
Cumulative dividends paid	(5,074,432)	(4,916,097)
Accumulated other comprehensive income (loss)	23,230	(12,768)
Total stockholders’ equity	3,953,392	3,841,876
Noncontrolling interest	194,938	194,731
Total equity	4,148,330	4,036,607
Total liabilities and equity	$9,822,802	$9,497,449

OMEGA HEALTHCARE INVESTORS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

Unaudited

(in thousands, except per share amounts)

	Three Months Ended
	March 31,
	2021	2020
Revenues
Rental income	$234,825	$218,125
Real estate tax and ground lease income	2,936	3,375
Income from direct financing leases	258	258
Mortgage interest income	23,625	19,685
Other investment income	11,652	10,652
Miscellaneous income	472	929
Total revenues	273,768	253,024

Expenses
Depreciation and amortization	84,849	82,643
General and administrative	10,399	10,927
Real estate tax and ground lease expense	3,086	4,027
Stock-based compensation expense	5,396	4,635
Acquisition, merger and transition related costs	1,814	(225)
Impairment on real estate properties	28,689	3,639
Recovery on direct financing leases	(553)	—
(Recovery) provision for credit losses	(1,024)	1,486
Interest expense	55,768	52,741
Interest – amortization of deferred financing costs	2,753	2,461
Total expenses	191,177	162,334

Other (expense) income
Interest and investment expense	(435)	(734)
Loss on debt extinguishment	(29,670)	—
Realized gain (loss) on foreign exchange	666	(70)
Gain on assets sold – net	100,342	1,838
Total other income	70,903	1,034

Income before income tax expense and income from unconsolidated joint ventures	153,494	91,724
Income tax expense	(958)	(1,005)
Income from unconsolidated joint ventures	11,830	1,560
Net income	164,366	92,279
Net income attributable to noncontrolling interest	(4,388)	(2,364)
Net income available to common stockholders	$159,978	$89,915

Earnings per common share available to common stockholders:
Basic:
Net income available to common stockholders	$0.69	$0.40
Diluted:
Net income	$0.69	$0.39
Dividends declared per common share	$0.67	$0.67

OMEGA HEALTHCARE INVESTORS, INC.

FUNDS FROM OPERATIONS

Unaudited

(in thousands, except per share amounts)

	Three Months Ended
	March 31,
	2021	2020

Net income	$164,366	$92,279
Deduct gain from real estate dispositions	(100,342)	(1,838)
Deduct gain from real estate dispositions of unconsolidated joint ventures	(14,924)	(117)
Sub-total	49,100	90,324
Elimination of non-cash items included in net income:
Depreciation and amortization	84,849	82,643
Depreciation - unconsolidated joint ventures	3,361	3,632
Add back non-cash provision for impairments on real estate properties	28,689	3,639
Add back provision for impairments on real estate properties of unconsolidated joint ventures	4,178	—
Add back unrealized loss on warrants	72	775
Nareit funds from operations (“Nareit FFO”)	$170,249	$181,013

Weighted-average common shares outstanding, basic	232,572	227,261
Restricted stock and PRSUs	944	1,261
Omega OP Units	6,391	5,984
Weighted-average common shares outstanding, diluted	239,907	234,506

Nareit funds from operations available per share	$0.71	$0.77

Adjustments to calculate adjusted funds from operations:
Nareit FFO	$170,249	$181,013
Add back
Uncollectible accounts receivable (1)	2,750	—
(Recovery) provision for credit losses	(1,024)	1,486
Stock-based compensation expense	5,396	4,635
Loss on debt extinguishment	29,670	—
Acquisition, merger and transition related costs	1,814	(225)
Deduct
Non-recurring revenue	(5,004)	(666)
Recovery on direct financing leases	(553)	—
Add back unconsolidated joint venture related
Loss on debt extinguishment	457	—
Adjusted funds from operations (“AFFO”)	$203,755	$186,243

Adjustments to calculate funds available for distribution:
Non-cash interest expense	$1,880	$2,438
Capitalized interest	(388)	(3,646)
Non-cash revenue	(12,070)	(10,763)
Funds available for distribution (“FAD”)	$193,177	$174,272

(1)	Straight-line accounts receivable write-off recorded as a reduction to Rental income.

Nareit Funds From Operations (“Nareit FFO”), Adjusted FFO and Funds Available for Distribution (“FAD”) are non-GAAP financial measures.  For purposes of the Securities and Exchange Commission’s Regulation G, a non-GAAP financial measure is a numerical measure of a company’s historical or future financial performance, financial position or cash flows that exclude amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable financial measure calculated and presented in accordance with GAAP in the income statement, balance sheet or statement of cash flows (or equivalent statements) of the company, or include amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable financial measure so calculated and presented.  As used in this press release, GAAP refers to generally accepted accounting principles in the United States of America.  Pursuant to the requirements of Regulation G, the Company has provided reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures.

The Company calculates and reports Nareit FFO in accordance with the definition and interpretive guidelines issued by the National Association of Real Estate Investment Trusts (“Nareit”), and consequently, Nareit FFO is defined as net income (computed in accordance with GAAP), adjusted for the effects of asset dispositions and certain non-cash items, primarily depreciation and amortization and impairments on real estate assets, and after adjustments for unconsolidated partnerships and joint ventures and changes in the fair value of warrants.  Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect funds from operations on the same basis.  The Company believes that Nareit FFO, Adjusted FFO and FAD are important supplemental measures of its operating performance.  Because the historical cost accounting convention used for real estate assets requires depreciation (except on land), such accounting presentation implies that the value of real estate assets diminishes predictably over time, while real estate values instead have historically risen or fallen with market conditions.  The term funds from operations was designed by the real estate industry to address this issue.  Funds from operations described herein is not necessarily comparable to funds from operations of other real estate investment trusts, or REITs, that do not use the same definition or implementation guidelines or interpret the standards differently from the Company.

Adjusted FFO is calculated as Nareit FFO excluding the impact of non-cash stock-based compensation and certain revenue and expense items (e.g., acquisition, merger and transition related costs, write-off of straight-line accounts receivable, recoveries and provisions for current expected credit losses, severance, etc.). FAD is calculated as Adjusted FFO less non-cash interest expense and non-cash revenue, such as straight-line rent. The Company believes these measures provide an enhanced measure of the operating performance of the Company’s core portfolio as a REIT. The Company’s computation of Adjusted FFO and FAD may not be comparable to the Nareit definition of funds from operations or to similar measures reported by other REITs, but the Company believes that they are appropriate measures for this Company.

The Company uses these non-GAAP measures among the criteria to measure the operating performance of its business.  The Company also uses FAD among the performance metrics for performance-based compensation of officers. The Company further believes that by excluding the effect of depreciation, amortization, impairments on real estate assets and gains or losses from sales of real estate, all of which are based on historical costs and which may be of limited relevance in evaluating current performance, funds from operations can facilitate comparisons of operating performance between periods and between other REITs.  The Company offers these measures to assist the users of its financial statements in analyzing its operating performance and not as measures of liquidity or cash flow. These non-GAAP measures are not measures of financial performance under GAAP and should not be considered as measures of liquidity, alternatives to net income or indicators of any other performance measure determined in accordance with GAAP.  Investors and potential investors in the Company’s securities should not rely on these non-GAAP measures as substitutes for any GAAP measure, including net income.

The following tables present selected portfolio information, including operator and geographic concentrations, and lease and loan maturities:

	As of March 31, 2021
		Total		# of	# of
Balance Sheet Data	Total # of	Investment	% of	Operating	Operating
	Properties	($000’s)	Investment	Properties (2)	Beds (2)
Real estate investments (1)	905	$9,271,947	91%	896	90,383
Mortgage notes receivable	63	890,068	9%	58	6,270
	968	$10,162,015	100%	954	96,653
Assets held for sale	6	7,922
Total investments	974	$10,169,937

	As of March 31, 2021
		Total		# of	# of	Investment
Investment Data	Total # of	Investment	% of	Operating	Operating	per Bed
	Properties	($000’s)	Investment	Properties (2)	Beds (2)	($000’s)
SNFs/Transitional care	812	$7,967,363	78%	801	85,980	$93
Senior housing (3)	156	2,194,652	22%	153	10,673	$206
	968	$10,162,015	100%	954	96,653	$105
Assets held for sale	6	7,922
Total investments	974	$10,169,937

(1) Includes one asset under a direct financing lease totaling $10.8 million.

(2) Excludes facilities which are non-operating, closed and/or not currently providing patient services.

(3) Includes ALFs, memory care and independent living facilities.

Revenue Composition ($000’s)

Revenue by Investment Type	Three Months Ended
	March 31, 2021
Rental property (1)	$235,083	86%
Real estate tax and ground lease income	2,936	1%
Mortgage notes	23,625	9%
Other investment income and miscellaneous income - net	12,124	4%
	$273,768	100%

Revenue by Facility Type	Three Months Ended
	March 31, 2021
SNFs/Transitional care	$215,069	79%
Senior housing	43,639	16%
Real estate tax and ground lease income	2,936	1%
Other	12,124	4%
	$273,768	100%

(1) Includes one asset under a direct financing lease totaling $0.3 million for the three months ended March 31, 2021.

	As of	2021 Q1	% of Total
	March 31, 2021	Annualized	Annualized
Rent/Interest Concentration by Operator ($000’s)	# of	Contractual	Contractual
	Properties (1)	Rent/Interest (1)(2)	Rent/Interest
Ciena	65	$96,438	9.7%
Consulate	86	94,403	9.5%
Maplewood	15	62,351	6.3%
Genesis	45	57,290	5.8%
Communicare	36	55,752	5.6%
Agemo	54	53,646	5.4%
Saber	49	51,993	5.2%
Brookdale	24	43,101	4.4%
HHC	44	37,391	3.8%
Guardian	35	36,313	3.7%
Remaining Operators (3)	500	401,911	40.6%
	953	$990,589	100.0%

(1) Excludes properties which are non-operating, closed and/or not currently providing patient services.

(2) Includes mezzanine and term loan interest.

(3) Excludes one multi-tenant medical office building.

	As of March 31, 2021
Geographic Concentration by Investment ($000’s)	Total # of	Total	% of Total
	Properties (1)	Investment (1)(2)	Investment
Florida	135	$1,561,075	15.3%
Texas	118	1,009,015	9.9%
Michigan	49	651,885	6.4%
Indiana	70	639,590	6.3%
California	53	580,659	5.7%
Pennsylvania	54	580,216	5.7%
Ohio	42	530,988	5.2%
Virginia	28	419,743	4.1%
New York	1	333,780	3.3%
North Carolina	39	327,531	3.2%
Remaining 32 states	322	3,109,102	30.5%
	911	9,743,584	95.6%
United Kingdom	57	446,356	4.4%
	968	$10,189,940	100.0%

(1) Excludes six properties with total investment of $7.9 million classified as assets held for sale.

(2) Excludes $28 million provision for credit losses.

	As of March 31, 2021
Operating Lease Expirations & Loan Maturities ($000's) (1)	Lease (Rent)	Interest Income	Lease (Rent) and Interest Income	% of Total Annualized Contractual Rent/Interest
2021	$3,547	$3,163	$6,710	0.7%
2022	37,391	4,273	41,664	4.2%
2023	3,732	712	4,444	0.4%
2024	9,957	2,879	12,836	1.3%
2025	12,777	5,241	18,018	1.8%

(1) Based on annualized 1st quarter 2021 contractual rent and interest.

The following tables present operator revenue mix, census and coverage data based on information provided by our operators for the indicated periods.  We have not independently verified this information, and we are providing this data for informational purposes only.

Operator Revenue Mix (1)		Medicare /
	Medicaid	Insurance	Private / Other
Three-months ended December 31, 2020	51.0%	38.1%	10.9%
Three-months ended September 30, 2020	51.6%	37.2%	11.2%
Three-months ended June 30, 2020	52.4%	36.4%	11.2%
Three-months ended March 31, 2020	52.6%	35.7%	11.7%
Three-months ended December 31, 2019	52.7%	34.6%	12.7%

(1) Excludes all facilities considered non-core.

		Coverage Data
		Before	After
	Occupancy (2)	Management	Management
Operator Census and Coverage (1)		Fees (3)	Fees (4)

Twelve-months ended December 31, 2020	78.1%	1.86x	1.50x
Twelve-months ended September 30, 2020	80.1%	1.87x	1.51x
Twelve-months ended June 30, 2020	82.2%	1.84x	1.48x
Twelve-months ended March 31, 2020	83.6%	1.68x	1.32x
Twelve-months ended December 31, 2019	83.6%	1.64x	1.29x

(1)	Excludes all properties considered non-core.
(2)	Based on available (operating) beds.
(3)

Represents EBITDARM of our operators, defined as earnings before interest, taxes, depreciation, amortization, Rent expense and management fees for the applicable period, divided by the total Rent payable to the Company by its operators during such period. “Rent” refers to the total monthly rent and mortgage interest due under the Company’s lease and mortgage agreements over the applicable period.

(4)

Represents EBITDAR of our operators, defined as earnings before interest, taxes, depreciation, amortization, and Rent (as defined in footnote 3) expense for the applicable period, divided by the total Rent payable to the Company by its operators during such period. Assumes a management fee of 4%.

The following table presents a debt maturity schedule as of March 31, 2021:

	Unsecured Debt
Debt Maturities ($000’s)	Line of Credit and Term Loans (1)	Senior Notes/Other (2)	Subordinated Notes (3)	Secured Debt	Total Debt Maturities
2021	$135,000	$—	$20,000	$—	$155,000
2022	50,000	—	—	2,275	52,275
2023	—	350,000	—	—	350,000
2024	—	400,000	—	—	400,000
2025	—	400,000	—	—	400,000
2026	—	600,000	—	—	600,000
Thereafter	—	3,150,000	—	365,410	3,515,410
	$185,000	$4,900,000	$20,000	$367,685	$5,472,685

(1) Does not reflect the replacement of our prior credit facility and prior term loan facility on April 30, 2021, with the new Credit Facility and OP Term Loan facility maturing April 30, 2025.

(2) Excludes net discounts and deferred financing costs.

(3) Excludes $0.1 million of fair market valuation adjustments.

The following table presents investment activity:

	Three Months Ended
Investment Activity ($000's)	March 31, 2021
	$ Amount	%
Real property	$594,504	97.3%
Construction-in-progress	9,417	1.5%
Capital expenditures	7,402	1.2%
Mortgages	—	—%
Other	—	—%
Total	$611,323	100.0%